Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement of Mount Logan Capital Inc., formerly known as Yukon New Parent, Inc., on Form S-1 to be filed on or about January 9, 2026 of our report dated August 25, 2025, on our audit of the consolidated financial statements of Yukon New Parent, Inc. as of June 30, 2025 and for the period January 7, 2025 to June 30, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.
/s/ EisnerAmper LLP
EISNERAMPER LLP
New York, New York
January 9, 2026